Exhibit H

[Letterhead of] C R A V A T H, S W A I N E & M O O R E L L P [London Office]

December 10, 2004

European Investment Bank

Registration Statement Pursuant to Schedule B

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the caption “Legal Opinions” in the Registration Statement filed pursuant to Schedule B by the European Investment Bank with the Securities and Exchange Commission of the United States.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP